EXHIBIT 99.1

November 13, 2018

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES THIRD QUARTER
AND NINE MONTH RESULTS

Cranford, New Jersey — November 13, 2018 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) today announced its results for the thirteen and thirty-nine week periods ended September 29, 2018.

Tofutti Brands reported net sales for the thirteen weeks ended September 29, 2018 of $2,841,000 compared to net sales of $3,326,000 for the thirteen weeks ended September 30, 2017. The decrease is primarily attributable to a $280,000 decline in frozen dessert and frozen food products sales, which were negatively impacted by the unavailability of certain frozen novelties that our former manufacturing plant had produced for us. The Company’s gross profit decreased to $828,000 for the thirteen weeks ended September 29, 2018 from $1,267,000 in the thirteen weeks ended September 30, 2017, and its gross profit percentage declined to 29% in the thirteen weeks ending September 29, 2018 compared to 38% for the thirteen weeks ending September 30, 2017. Gross profit percentage in the third quarter of 2018 was negatively impacted by an increase in sales allowance expense and one-time costs related to the start-up at a new facility for the manufacture of the Company’s frozen dessert novelty items. Such one-time costs of approximately $50,000 included, but were not limited to, installation costs of the new Cutie equipment and modifications to the plant, trial runs that resulted in unusable product, and increased costs for ingredients and packaging for scaled down order requirements. All such costs were expensed in the third quarter and the Company does not expect any additional costs during the fourth quarter of this year. The Company had a net loss of $96,000, or $0.02 per share (basic and diluted), for the thirteen weeks ended September 29, 2018, compared to net income of $323,000, or $0.06 per share (basic and diluted), for the thirteen weeks ended September 30, 2017.

Net sales for the thirty-nine week period ended September 29, 2018 were $10,058,000 compared to net sales of $10,255,000 for the thirty-nine week period ended September 30, 2017, a decrease of $197,000. The Company’s gross profit for the thirty-nine week period ended September 29, 2018 was $3,122,000 compared to $3,454,000 for the thirty-nine week period ending September 30, 2017. The Company’s gross profit percentage declined to 31% for the thirty-nine weeks ending September 29, 2018 compared to 34% for the thirty-nine weeks ending September 30, 2017. Gross profit percentage in the 2018 period was negatively impacted by an increase in sales allowance expense and one-time costs related to the start-up at a new facility for the manufacture of the Company’s frozen dessert novelty items. The Company’s gross profit percentage was also negatively impacted by the start-up costs and production issues at its new frozen dessert co-packing facility. All such costs were expensed in the third quarter and the Company does not expect any additional costs during the fourth quarter of this year. The Company’s net income for the thirty-nine weeks ended September 29, 2018 was $323,000, or $0.06 per share (basic and diluted), compared to net income of $420,000, or $0.08 per share (basic and diluted), for the thirty-nine weeks ended September 30, 2017.

As of September 29, 2018, the Company had approximately $465,000 in cash and cash equivalents and its working capital was approximately $3.9 million, compared with approximately $1,414,000 in cash and cash equivalents and working capital of approximately $3.7 million at December 30, 2017. The decline in cash is primarily was primarily a result of the operating loss, increases in inventory, accounts receivable, and a reduction in current liabilities.

Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, “Our operating metrics in the third quarter were negatively impacted by the delays incurred in getting our new frozen dessert plant operational, which constrained our sales of frozen dessert novelties, and one-time costs associated with bringing that plant on-line for our products. We expect that these issues will be resolved this quarter and that the foreign custom issues which impacted our export sales will be resolved shortly. We continue to see strong demand for our plant-based cheese products and believe that we are on the right track to produce consistent profitable operations,” concluded Mr. Mintz.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than 50 milk-free foods including cheese products, frozen desserts and prepared frozen dishes. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti’s product line includes plant-based ice cream pints, Tofutti Cutie® sandwiches and novelty bars. Tofutti also has prepared food entrees including Pizza Pizzaz® and Mintz’s Blintzes®, all made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements. Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Condensed Statements of Operations

(in thousands, except per share figures)

	Thirteen weeks ended September 29, 2018	Thirteen weeks ended September 30, 2017	Thirty-nine weeks ended September 29, 2018	Thirty-nine weeks ended September 30, 2017

Net sales	$2,841	$3,326	$10,058	$10,255
Cost of sales	2,013	2,059	6,936	6,801
Gross profit	828	1,267	3,122	3,454
Operating expenses	918	937	2,778	3,010
Income (loss) from operations	(90)	330	344	444
Interest expense	6	7	19	19
Income (loss) before income tax	(96)	323	325	425
Income tax expense	—	—	5	5
Net income (loss)	$(96)	$323	$320	$420
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154	5,154	5,154
Earnings (loss) per common share:
Basic and diluted	$(0.02)	$0.06	$0.06	$0.08

TOFUTTI BRANDS INC.

Condensed Balance Sheets
(in thousands, except share figures)

	September 29, 2018	December 30, 2017*
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$465	$1,414
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $431 and $386, respectively	1,941	1,770
Inventories	1,868	1,483
Prepaid expenses and other current assets	64	72
Deferred costs	56	86
Total current assets	4,394	4,825

Fixed assets (net of accumulated depreciation of $24 and $19, respectively)	137	10
Other assets	16	16
Total assets	$4,547	$4,851

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable-current	$—	$6
Accounts payable	266	468
Accrued expenses	157	536
Deferred revenue	61	94
Total current liabilities	484	1,104

Convertible note payable- related party	500	500
Note payable-long term	—	4
Total liabilities	984	1,608

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at September 29, 2018 and December 30, 2017	52	52
Additional paid-in capital	207	207
Retained earnings	3,304	2,984
Total stockholders’ equity	3,563	3,243
Total liabilities and stockholders’ equity	$4,547	$4,851

*	Derived from audited financial information.